EXHIBIT 5

                               September 12, 2014


Strainwise, Inc.
1350 Independence St., Suite 300
Lakewood, CO 80125


This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Strainwise, Inc., a Utah corporation (the "Company"), of up to 4,130,500 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Utah, and a copy of the Registration Statement. In our opinion,

     o the Company was authorized to issue the shares of common stock held by the selling shareholders and such shares were validly issued and represent fully paid and non-assessable shares of the Company's common stock, and

     o the Company has authorized the shares of common stock issuable upon the exercise of the warrants and, upon the exercise of the warrants, such shares will, when sold, be legally issued, fully paid and non-assessable.


                                          Very truly yours,

                                          HART & HART, LLC

                                          /s/ William T. Hart

                                          William T. Hart